EXHIBIT 99.1

Repros Reports 6 Month Bone Mineral Density Data From Ongoing Study ZA-303

  No bone loss compared to placebo
  Early evidence of improving bone mineral density in Androxal® subjects

THE WOODLANDS, Texas, Aug. 20, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported interim 6 month results from the first 150 subjects enrolled into the ongoing one year placebo controlled study to assess the impact of Androxal treatment of secondary hypogonadal men and its effect on bone mineral density. There is no evidence of a deleterious effect of Androxal on bone health and some evidence of improved bone mineral density.

Study ZA-303 is a single blind placebo controlled study with an Androxal to placebo ratio of 2:1. Men assigned to Androxal were required to exhibit morning testosterone levels of <300 ng/dL on two consecutive mornings. Men assigned to placebo had to meet all the criteria of age (<60) and BMI (>25) of those men assigned to Androxal with the exception that their testosterone level could be in the normal range.

At the 6 month time point, there is no evidence that Androxal reduces bone mineral density as assessed by DEXA scans. In addition, there is some evidence that Androxal may be beneficial to bone health. Overall, there is a consistent trend in many bone regions where an improvement of bone mineral density in comparison to placebo is observed. Subjects treated with 25 mg of Androxal exhibited a statistically significant increase in total hip bone mineral density compared to placebo (p = 0.0339). However, although one should be encouraged by these positive findings, clinically significant changes in bone mineral density generally require exposures longer than 6 months and early results do not always predict final results.

Study ZA-303 also indicates that testosterone may be more influential in maintaining bone health than previously expected. Repros was surprised to find that a relatively high percentage of subjects, 12%, screen failed due to low bone mineral density in this relatively young population (mean age 48).

Topline results from the first 150 subjects completing 12 months of exposure are expected in the second quarter of 2014.  Based on the progress in this study and others, the NDA remains on track for submission in mid-2014.

The Company has requested guidance from the FDA regarding what additional work would be required to incorporate these positive findings on bone mineral density into the Androxal label under a separate IND.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com